Exhibit 10.2

CSK AUTO CORPORATION
INCENTIVE BONUS UNIT AWARD AGREEMENT

INCENTIVE BONUS UNIT AWARD AGREEMENT (this “Agreement”) dated as of      , 2005 (the “Grant Date”) between CSK Auto Corporation (the “Company”), and [NAME] (the “Executive”).

WHEREAS, pursuant to Article X of the Company’s 2004 Stock and Incentive Plan (the “Plan”) and the Long-Term Incentive Plan established thereunder (the “LTIP”), the Committee desires to grant to the Executive an award of Incentive Bonus Units; and

WHEREAS, the Executive desires to accept such award subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1. Definitions. Except as otherwise specifically provided for herein, all capitalized terms used herein shall have the same meanings as the meanings ascribed to such terms in the LTIP and the Plan; provided that if the definitions contained in the LTIP and the Plan conflict, the definition provided for in the LTIP shall control.

2. Grant. The Company hereby grants to the Executive, pursuant to the Plan and the LTIP, an award of      Incentive Bonus Units (the “Incentive Bonus Unit Award”), subject to the terms and conditions set forth herein and in the LTIP and the Plan. The Incentive Bonus Unit Award is intended to be an award of an Incentive Bonus pursuant to the LTIP and Article X of the Plan.

3. Value of Incentive Bonus Units. Pursuant to Section 3.1 of the LTIP, each Incentive Bonus Unit, to the extent vested, represents the right to receive a cash payment on a Payment Date equal to the excess, if any, of the LTIP Fair Market Value Per Share on the Payment Date over the Base Amount.

4. Vesting; Payment. The Incentive Bonus Unit Award shall become vested and the Executive shall receive payment in respect thereof in accordance with Article III of the LTIP. As provided for in Section 3.2 of the LTIP, subject to the achievement of the Performance Vesting Criteria and except as provided in Section 4.1 of the LTIP, (a) on each Payment Date (other than a Payment Date that results from a termination of the Executive’s employment with the Company on or following a Change in Control), the Executive will be entitled to receive a cash payment from the Company equal to the per share excess amount described in Paragraph 3 above multiplied by 25% of the aggregate number of Incentive Bonus Units set forth in Paragraph 2 above, so long as the Executive remains continuously employed by the Company through the applicable Payment Date, and (b) on a Payment Date that results from a termination of the Executive’s employment with the Company due to death, Disability, Retirement, involuntary termination without Cause, or voluntary termination for Good Reason on or following a Change in Control, the Executive shall be entitled to receive a cash payment from the Company equal to the per share excess amount described in Paragraph 3 above multiplied by 100% of the aggregate number of Incentive Bonus Units set forth in Paragraph 2 above and in respect of which the Executive has not yet received payment pursuant to clause (a) of this Paragraph 4. The Executive acknowledges and agrees that if, on any Payment Date the LTIP Fair Market Value Per Share is less than or equal to the Base Amount, the portion of the Executive’s Incentive Bonus Unit award that would otherwise have been payable on that Payment Date shall be forfeited without consideration.

5. Forfeiture and Repayment. Pursuant to Section 3.5 of the LTIP, the Executive acknowledges and agrees to the following:

(a) In the event that (i) the Executive’s employment with the Company terminates prior to a Change in Control for any reason other than death, Disability or a termination of employment by the Company without Cause and (ii) within the 12-month period immediately following the Termination Date the Executive engages in any Competitive Activity, the Executive (x) will be required to repay to the Company any payments received by the Executive at any time following the Termination Date or within the 24-month period ending on the Termination Date and (y) will forfeit the right to receive any future payments under the LTIP.

(b) In the event that prior to a Change in Control (i) the Company issues restated annual financial statements that reflect a material reduction in previously published sales or earnings and such restatement is attributable, in whole or in material part, directly or indirectly, to the malfeasance or gross negligence of the Executive, or (ii) the Executive’s employment with the Company is terminated by the Company for Cause, the Executive (x) will be required to repay to the Company any payments received by the Executive at any time following the Termination Date or within the 24-month period ending on the either (A) with respect to repayments due to clause (i) of this Paragraph 5(b), the date the restatement is issued or (B) with respect to repayments due to clause (ii) of this Paragraph 5(b), the Termination Date, and (y) will forfeit the right to receive any future payments under the LTIP.

(c) The Company shall be able to enforce its rights to repayment pursuant to this Paragraph 5 and Section 3.5 of the LTIP by all legal means available, including, without limitation, by withholding such amount from other sums owed by the Company to the Executive.

6. Retirement.1 Notwithstanding anything in the LTIP or the Plan to the contrary, in order for the Executive to be considered Retired for purposes of this Agreement and the LTIP, if requested by the Board (and elected by the Company’s stockholders), the Executive must continue to serve, following his termination of employment, as a member of the Board until April 30, 2010 (the “Continuation Period”) and must provide reasonably requested consulting services regarding matters of Company strategy from time to time during the Continuation Period while serving in such capacity. So long the Executive continues to serve as a member of the Board and provides reasonably requested consulting services during any Continuation Period, upon each Payment Date, the Executive will be considered Retired for the purposes of this LTIP.

7. Committee Authority. Any question concerning the interpretation of this Agreement, the LTIP or the Plan and any controversy that may arise under this Agreement, the LTIP or the Plan shall be determined by the Committee in its sole and absolute discretion. All decisions by the Committee shall be final and binding.

8. Application of the Plan. The terms of this Agreement are governed by the terms of the LTIP and the Plan, as each exists on the date hereof and as each is amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the LTIP and/or the Plan, the terms of the LTIP and/or the Plan, as applicable shall control, except as expressly stated otherwise herein. In the event of any conflict between the provisions of the LTIP and the Plan as each relates to this Agreement, the terms of the LTIP shall control. As used herein, the term “Section” generally refers to provisions within the LTIP or the Plan, as applicable, and the term “Paragraph” refers to provisions of this Agreement.

9. No Right to Continued Employment. Nothing in this Agreement, the LTIP or the Plan shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate the Executive’s employment at any time or for any reason not prohibited by law, nor confer upon the Executive any right to continue his or her employment for any specified period of time.

10. Further Assurances. Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement, the LTIP and the Plan.

11. Discretionary Award. The award of Incentive Bonus Units under this Agreement is intended to be discretionary incentive compensation, is being provided in addition to and apart from the regular wages paid to the Executive and will not be considered part of such regular wages for purposes of computing severance or other employee benefits to which the Executive may be entitled.

12. Assignment or Transfer Prohibited. The Incentive Bonus Units may not be assigned or transferred otherwise than by will or by the laws of descent and distribution. None of the Incentive Bonus Units nor any right hereunder shall be subject to attachment, execution or other similar process. In the event of any attempt by the Executive to alienate, assign, pledge, hypothecate or otherwise dispose of any of the Incentive Bonus Units or any right hereunder, except as provided for herein, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Incentive Bonus Units by notice to the Executive, and the Incentive Bonus Units shall thereupon become null and void.

13. Entire Agreement. This Agreement, the LTIP and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.

14. Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and the Executive and Executive’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

15. Dispute Resolution. Pursuant to Section 5.5 of the LTIP, the Company and the Executive acknowledge and agree that:

(a) Prior to a Change in Control, if the Executive or any person claiming a right under the Agreement and/or the LTIP wishes to challenge any action of the Committee, the person may do so only by submitting to binding arbitration with respect to such decision. The review by the arbitrator will be limited to determining whether the Executive or other person has proven that the Committee’s decision was arbitrary or capricious. This arbitration will be the sole and exclusive review permitted of the Committee’s decision. The Executive and other persons claiming rights under an this Agreement or the LTIP explicitly waive any right to judicial review. Notice of demand for arbitration will be made in writing to the Committee within thirty (30) days after the applicable decision by the Committee. The arbitrator will be selected by mutual agreement of the Committee and the Executive. If the Committee and the Executive are unable to agree on an arbitrator, the arbitrator will be selected by the American Arbitration Association. The arbitrator, no matter how selected, must be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association. The arbitrator will administer and conduct the arbitration pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side will bear its own fees and expenses, including its own attorney’s fees, and each side will bear one half of the arbitrator’s fees and expenses; provided, however, that the arbitrator will have the discretion to award the prevailing party its fees and expenses. The arbitrator will have no authority to award exemplary, punitive, special, indirect, consequential, or other extracontractual damages. The decision of the arbitrator on the issue(s) presented for arbitration will be final and conclusive and any court of competent jurisdiction may enforce it.

(b) With respect to any action or proceeding brought following a Change in Control by either the Company, the Executive, or a person claiming a right under this Agreement and/or the LTIP, (i) the courts of the State of Arizona and the United States District Court for the District of Arizona shall have exclusive jurisdiction and (ii) the Company and the Executive consent to the jurisdiction of such courts, waive any objection to the laying of venue in such courts and waive and agree not to plead or claim in any court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CSK AUTO CORPORATION By:
Name:
[EXECUTIVE]	Title:

1Note: This provision would only be included in the Maynard Jenkins Incentive Bonus Unit Agreement.